                      FIRST AMENDMENT TO FIRST AMENDED AND
                          RESTATED EMPLOYMENT AGREEMENT

     This First Amendment to First Amended and Restated Employment Agreement (the "First Amendment") dated effective September 1, 1999, is by and among Cinergy Corp., a Delaware corporation ("Cinergy"), Cinergy Services, Inc., a Delaware corporation ("Cinergy Services"), The Cincinnati Gas & Electric Company, an Ohio corporation ("CG&E"), PSI Energy, Inc., an Indiana corporation ("PSI"), and Charles J. Winger (the "Executive"). Cinergy, Cinergy Services, CG&E, and PSI will sometimes be referred to in this First Amendment collectively as the "Company".

     WHEREAS, the Executive has been employed by the Company pursuant to the terms of the First Amended and Restated Employment Agreement dated effective as of April 1, 1998 (the "Employment Agreement");

     WHEREAS, the parties desire to amend the retirement provisions of the First Amended and Restated Employment Agreement;

     NOW, THEREFORE, the parties have agreed to enter into this First Amendment which amends the First Amended and Restated Employment Agreement, as follows:

     1. The substantive provisions of Section 3 (b) are deleted in their entirety and replaced with the following:

          "b.  RETIREMENT,  INCENTIVE, WELFARE BENEFIT PLANS AND OTHER BENEFITS.
               -----------------------------------------------------------------
               During the Employment Period and so long as the Executive is employed by the Company, the Executive shall be eligible, and the Company shall take such actions as may be necessary or required to cause the Executive to become eligible, to participate in all short-term and long-term incentive, stock option, restricted stock, performance unit, savings, retirement and welfare plans, practices, policies and programs applicable generally to employees and/or other senior executives of the Company who are considered Tier II executives for compensation purposes, including, but not limited to Cinergy's Annual Incentive Plan, Cinergy's 1996 Long-Term Incentive Compensation Plan, Cinergy's Executive Supplemental Life Insurance Program, Cinergy's Stock Option Plan, Cinergy's Nonqualified Deferred Incentive Compensation Plan, Cinergy's Excess 401(k) Plan, Cinergy's Non-Union Employees' 401(k)
               ----------------------------------------------------------------

               Plan, Cinergy's Non-Union Employees' Pension Plan, Cinergy's Supplemental Executive Retirement Plan (both the Mid-Career Benefit portion and the Senior Executive Supplement), and Cinergy's Excess Pension Plan, or any successors thereto, except with respect to any plan, practice, policy or program to which the Executive has waived his rights in writing.

               With regard to the Executive's retirement benefits, the Executive shall be entitled to a 'Contractual Retirement Supplement' (paid from the Corporation's general assets) which extends to the Executive upon retirement on or after age fifty-five (55) a non-qualified benefit that, when added to the Executive's benefit under Cinergy's Non-Union Employees' Pension Plan and Cinergy's Excess Pension Plan, or any successors thereto, will provide total retirement income equivalent to a full career employee with equal annual earnings. For purposes of the preceding sentence, a 'full career employee' shall mean an employee with thirty-five
               (35) full years of 'participation' under Cinergy's Supplemental Executive Retirement Plan.

               If the Executive retires on or after having attained age fifty-five (55), the Executive shall be entitled to receive from the Company total annual retirement income for his lifetime equal to the greater of (i) sixty percent (60%) of the Executive's 'Highest Average Earnings' (as such term is defined in Cinergy's Supplemental Executive Retirement Plan) or (ii) sixty percent

               (60%) of the Executive's 'Earnings' (as such term is defined in the Supplemental Executive Retirement Plan) for the final twelve (12) calendar months immediately prior to the Executive's effective date of retirement. Thus, in addition to the Executive's retirement benefits under Cinergy's Pension Plan, its Supplemental Executive Retirement Plan, and its Excess Pension Plan, or any successors thereto, the Executive shall receive an annual amount known as the 'Supplemental Executive Retirement Benefit' (a non-qualified benefit paid from the Company's general assets) that is equal to the difference between the greater of (i) sixty percent (60%) of the Executive's 'Highest Average Earnings' (as such term is defined in Cinergy's Supplemental Executive Retirement Plan) or (ii) sixty percent (60%) of the Executive's 'Earnings' (as such term is defined in Cinergy's Supplemental Executive Retirement Plan) for the final twelve (12) calendar months immediately prior to the Executive's effective date of retirement, and the sum of the amounts payable to the Executive under Cinergy's Pension Plan, its Supplemental Executive Retirement Plan, and its Excess Pension Plan, or any successors thereto.

               Upon his retirement on or after having attained age fifty (50), the Executive shall be eligible for comprehensive medical and dental insurance pursuant to the terms of Cinergy's Retirees' Medical Plan and its Retirees' Dental Plan, or any successors thereto. However, the Executive shall receive the full subsidy provided by the Company to retirees for purposes of determining the amount of monthly premiums due from the Executive.

               Notwithstanding anything in this Agreement to the contrary, in the event that the Executive's employment is terminated following a Change in Control, the Executive shall immediately be credited with and vested in thirty-five (35) full years of 'Participation' (as that term is defined in Cinergy's Supplemental Executive Retirement Plan), and the word 'fifty (50)' shall be substituted for the word 'fifty-five (55)' in the first sentences of the second and third paragraphs of this Section 3(b).

               The Executive shall be a participant in Cinergy's Annual Incentive Plan. The Executive shall be paid by the Company an annual benefit of up to sixty percent (60%) of the Executive's Annual Base Salary, which benefit shall be determined and paid pursuant to the terms of Cinergy's Annual Incentive Plan.

               The Executive shall be a participant in Cinergy's Long-Term Incentive Plan (the 'LTIP') implemented under Cinergy's 1996 Long-Term Incentive Compensation Plan. The LTIP consists of two
               (2) parts: the Value Creation Plan involving shares of restricted common stock of Cinergy and options to purchase shares of common stock of Cinergy. The Executive's annualized target award opportunity under the LTIP shall be equal to no less seventy percent (70%) of his Annual Base Salary."

     2. All other provisions of the First Amended and Restated Employment Agreement, remain unchanged by this First Amendment.

     IN WITNESS WHEREOF, the Executive and the Corporation have caused this First Amendment to First Amended and Restated Employment Agreement to be executed effective as of the day and year first above written.


CINERGY CORP., CINERGY SERVICES, INC.,
THE CINCINNATI GAS & ELECTRIC COMPANY,
and PSI ENERGY, INC.



By:    /s/  James E. Rogers
      -------------------------
       James E. Rogers
       Vice Chairman and
       Chief Executive Officer

              EXECUTIVE


       /s/
      -----------------------------
           Charles J. Winger


DOC#48911